UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2014

Brooks Automation, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-25434	04-3040660
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, MA	01824
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (978) 262-2400

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 17, 2014, Brooks Automation, Inc. (“Brooks”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with MKS Instruments, Inc. (the “Buyer”). Pursuant to the Asset Purchase Agreement, Brooks has agreed to sell the assets exclusively related to Brooks’ Granville-Phillips instrumentation business (the “Business”) to the Buyer, and the Buyer has agreed to assume certain liabilities related to the Business (the “Transaction”).
Brooks and the Buyer currently expect the Transaction to be completed during the quarter ending June 30, 2014 (the “Closing”). The Buyers will pay Brooks a total purchase price of $87,000,000 in cash with $50,000 of the Purchase Price to be paid following the Closing if certain transition services requirements are satisfied. Brooks and the Buyer will also enter into a commercial supply agreement at the Closing, pursuant to which the Buyer will supply certain products to Brooks.
Within the Asset Purchase Agreement, Brooks and the Buyer have made customary representations, warranties and covenants in connection with the Transaction. The obligations of Brooks and the Buyer to consummate the Transaction are subject to the satisfaction or waiver of customary conditions, including, among other things, the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the receipt of certain third party consents and the retention of certain employees of the Business, each as set forth in the Asset Purchase Agreement. The Asset Purchase Agreement also provides each of Brooks and the Buyer with limited termination rights. Subject to certain exceptions, terms and limitations described in the Asset Purchase Agreement, Brooks and the Buyer have agreed to indemnify and hold each other harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, penalties, costs and expenses, including reasonable attorneys’ fees and expenses (collectively, “Damages”) resulting from, among other things, any breach of representation or warranty to the other party or the failure of the other party to perform any covenant or agreement contained the Asset Purchase Agreement. In addition, Brooks has agreed to indemnify the Buyer for any Damages resulting from or constituting liabilities of the Business that the Buyer did not specifically agree to assume in the Asset Purchase Agreement. All claims for indemnification, if any, must be made according to the terms and procedures set forth in the Asset Purchase Agreement. Under the terms of the Asset Purchase Agreement, beginning at the Closing, Brooks will be subject to a non-competition restriction that will prevent Brooks and its subsidiaries from engaging in the design, licensing, manufacturing, servicing or selling of any products that are competitive with the products of the Business for a period of three years after the Closing. In addition, Brooks will be subject to certain non-solicitation and hiring restrictions with respect to the employees of the Business.
Item 8.01 Other Events.
On March 18, 2014, Brooks issued a press release announcing, among other things, the execution of the Asset Purchase Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

99.1	Press release issued on March 18, 2014 by Brooks Automation, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKS AUTOMATION, INC.

/s/ Jason W. Joseph
Date: March 20, 2014	Jason W. Joseph Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued on March 18, 2014 by Brooks Automation, Inc.

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